   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1996

                                       REGISTRATION STATEMENT NO. 333-3128

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- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                             AVID TECHNOLOGY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              04-2977748
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           IDENTIFICATION NUMBER)

                               ----------------
                         METROPOLITAN TECHNOLOGY PARK
                                 ONE PARK WEST
                        TEWKSBURY, MASSACHUSETTS 01876
                                (508) 640-6789
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                         DANIEL A. KESHIAN, PRESIDENT
                             AVID TECHNOLOGY, INC.
                         METROPOLITAN TECHNOLOGY PARK
                                 ONE PARK WEST
                        TEWKSBURY, MASSACHUSETTS 01876
                                (508) 640-6789
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                   COPY TO:

                             MARK G. BORDEN, ESQ.
                                 HALE AND DORR
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109

                              (617) 526-6000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------
  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this form is registering additional securities pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering: 333-      [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering: 333-      [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), SHALL DETERMINE.

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

PROSPECTUS (Subject to Completion)

Issued May 23 , 1996

                                 717,003 Shares

                             Avid Technology, Inc.
LOGO
                                  COMMON STOCK

                                  -----------

THE SHARES OF COMMON STOCK, $0.01  PAR VALUE PER SHARE (THE "COMMON STOCK"), OF
 AVID TECHNOLOGY,  INC. ("AVID" OR  THE "COMPANY") COVERED BY  THIS PROSPECTUS
  ARE ISSUED AND OUTSTANDING SHARES WHICH  MAY BE OFFERED AND SOLD, FROM TIME
   TO TIME,  FOR THE  ACCOUNT OF  CERTAIN STOCKHOLDERS  OF THE  COMPANY (THE
    "SELLING STOCKHOLDERS"). SEE "SELLING STOCKHOLDERS." THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS WERE ISSUED TO THE SELLING
     STOCKHOLDERS  IN  PRIVATE  PLACEMENTS  MADE IN  CONNECTION  WITH  THE
      ACQUISITIONS  BY AVID OF  (I) ELASTIC  REALITY, INC.,  COMPLETED ON
       MARCH 29,  1995 AND  (II) PARALLAX  SOFTWARE LIMITED AND  3 SPACE
        SOFTWARE LIMITED,  COMPLETED  ON  MARCH 29,  1995.  ALL  OF  THE
         SHARES OFFERED  HEREUNDER  ARE  TO  BE  SOLD  BY  THE  SELLING
         STOCKHOLDERS.  THE  COMPANY  WILL  NOT  RECEIVE  ANY  OF  THE
          PROCEEDS  FROM  THE  SALE  OF  THE SHARES  BY  THE  SELLING
           STOCKHOLDERS.

                                  -----------

       THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                  -----------

  THE SELLING STOCKHOLDERS MAY  FROM TIME TO TIME SELL  THE SHARES COVERED BY
    THIS PROSPECTUS  ON THE  NASDAQ NATIONAL  MARKET IN  ORDINARY BROKERAGE
      TRANSACTIONS, IN  NEGOTIATED TRANSACTIONS, OR OTHERWISE,  AT MARKET
        PRICES PREVAILING AT THE TIME  OF SALE OR AT NEGOTIATED PRICES.
           SEE "PLAN OF DISTRIBUTION." THE COMMON STOCK IS QUOTED  ON
             THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL AVID.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------


     , 1996
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.
C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:
(1) the description of Avid's capital stock contained in Avid's Registration Statement on Form 8-A filed on February 2, 1993; (2) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and (3) the Company's Current Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Director of Investor Relations of the Company, Metropolitan Technology Park, One Park West, Tewksbury, Massachusetts 01876; telephone (508) 640-6789.

  The Company was incorporated in the State of Delaware in September 1987. The Company's principal executive offices are located at Metropolitan Technology Park, One Park West, Tewksbury, Massachusetts 01876, and its telephone number is (508) 640-6789.

                                ---------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                 RISK FACTORS

  In evaluating the Company's business, prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus.

  Reliance on Media Composer. To date, a substantial majority of the Company's net revenues has been attributable to the sale and support of its Media Composer family of digital editing systems. Although the Company has expanded its product line to include additional products targeting additional markets, it expects that it will continue to depend in large part on sales and support of Media Composer systems. The Company has sold its Media Composer systems primarily to professional editors, many of whom will require only one or a limited number of systems. Accordingly, the Company's ability to increase sales of Media Composer systems will depend in large part on its ability to expand its customer base. Any competitive, technological or other factor adversely affecting sales of Media Composer systems would have an adverse effect on the Company's business and results of operations.

  Potential Fluctuations in Operating Results. The Company's future results of operations may fluctuate significantly based upon numerous factors including, without limitation, the timing of new product introductions, the mix of products sold, levels of international sales, activities of competitors, acquisitions, the availability of key components, purchasing patterns and inventory levels in its distribution channels, the rate of customer acceptance of new products and adoption of random access digital production and editing technology, pricing and sales promotion strategies undertaken by the Company or its competitors, timing of new hires and changes in foreign currency exchange rates. The Company does not maintain significant levels of backlog orders. As a result, quarterly revenues and operating results generally depend on the volume and timing of orders received during the quarter, which are difficult to forecast. The Company has experienced certain seasonality in its business related to the timing of the annual conference of the National Association of Broadcasters ("NAB"), which is typically held in March or April. Customers often defer purchase decisions during the Company's first fiscal quarter in anticipation of new product introductions to be made at the NAB conference. As a result, the Company has generally experienced greater revenues during the fiscal quarters following the NAB conference. In addition, the Company incurs significant expenses during its first and second fiscal quarters in connection with the NAB conference. Therefore, if revenues are below expectations prior to or following the NAB conference, Avid's results of operations, particularly on a quarter-to-quarter basis, are likely to be adversely affected. There can be no assurance that the Company will be profitable on a quarter-to-quarter basis.

  The Company's gross margin has fluctuated, and may continue to fluctuate, based on factors such as the mix of products sold, the proportion of third-party hardware included in the systems sold by the Company, the distribution channels through which products are sold, the timing of new product introductions, the offering of product upgrades, price discounts and other sales promotion programs, the costs of swapping or fixing products released to the market with errors or flaws and sales of third-party computer hardware to its distributors. The Company's systems and software products typically have higher gross margins than storage devices and product upgrades. However, the Company expects that its all digital broadcast newsroom systems are likely to have lower margins than the Company's other systems as a result of the higher proportion of third-party hardware, including servers and storage devices, incorporated in such systems. The Company from time to time adds functionality and features that add cost to its systems. If such additions are accomplished through the use of more, or more costly, third-party hardware, and if the Company does not increase the price of such systems to offset such increased costs, the Company's gross margins may be adversely affected.

  The Company expects to attempt to continue the installation of a small number of beta sites for advanced "all-digital newsrooms," which incorporate a variety of the Company's products, as well as computers purchased from Silicon Graphics, Inc. ("SGI") and storage devices purchased from other third-party vendors. Because some of the products and technology in these installations are new and untested in live broadcast environments, the Company has provided discounts to these customers. In addition, because some of the products and technology in these installations are new and untested in live broadcast environments, the Company has incurred greater than expected costs in completing these initial installations. As a result, the Company believes that the gross margins on the approximately $8 million in revenues yet to be recognized from the sale of these initial all-digital newsrooms will be substantially lower than the Company's overall gross margin. Revenues and costs associated with these initial installations will be recognized upon the acceptance of the systems by the customers. While there can be no assurance that any or all of the systems will be accepted, or that the Company will not incur further unexpected costs in completing the installations, the Company believes that the systems will be accepted in the second quarter of 1996. The Company's overall gross margin percentage is likely to be reduced in the quarter or quarters in which the revenues and expenses associated with these initial installations are recognized.

  The Company's operating expense levels are based, in part, on its expectations of future revenues. Therefore, if revenue levels fail to meet internal expectations, the Company's operating results are likely to be adversely affected and there can be no assurance that the Company will be able to maintain profitability.

Transition to PCI. The Company's Media Composer and Pro Tools families of products currently operate only on Apple computers. Apple has adopted the PCI bus standard for data transfer for its computers. The Company believes certain of its prospects and customers have delayed purchases or have purchased PCI bus systems from competing vendors. The Company began shipping Media Composer products based on the PCI bus standard in March 1996 and currently expects to begin shipping Pro Tools products based on the PCI bus in the second quarter of 1996. To the extent that the Company is delayed in making this transition of the Pro Tools products, customers may continue to elect to delay purchases. Any delay or failure of the Company to modify these Pro Tools products to conform to the PCI bus standard, any failure of the PCI bus products to obtain market acceptance, the delay or deferral of customer purchase decisions, the cost of any upgrade programs to PCI bus that are implemented by the Company, the inability of the Company to secure an adequate supply of Apple computers or PCI-compatible video processor boards to include in its systems or difficulty or delay by third-party developers in developing applications for use on PCI-bus based Pro Tools products could have a material adverse effect on the Company's business and results of operations.

  Expansion into New Markets. The Company has expanded its product line to address the digital media production needs of the television broadcast news market and the emerging market for multimedia production tools. The Company has limited experience in serving these markets, and there can be no assurance that the products developed by the Company for such markets will achieve widespread customer acceptance. A significant portion of the Company's future growth will depend on customer acceptance in these and other new markets. Any failure of such products to achieve such acceptance could have a material adverse effect on the Company's future results of operations.

  Management of Growth. The Company has experienced a period of rapid growth, which has placed a significant strain on its resources. The Company has in the past experienced personnel transitions among its senior managers and expects transitions from time to time in the future as the Company's organizational structure continues to evolve. In addition, many of the Company's key employees have not had experience in managing organizations of the Company's size or larger. To manage effectively any future growth, the Company will be required to continue to improve its operational and financial systems and to expand, train and manage its employee base. The loss of key employees, any delay or failure in attracting new employees or any failure by the Company to manage any future growth effectively could have a material adverse effect on the Company's business.

  The Company recently began converting its core information systems to a new system developed by Systems, Applications and Products. Any difficulties in this system conversion could delay the shipment of orders, the release of invoices or collection of receivables which may have an adverse effect on the Company's operations and cash flows.

  Highly Competitive Markets. The markets for digital media editing and production systems are intensely competitive and subject to rapid change. In the video and film production and post-production markets, the Company has encountered competition primarily from other vendors that offer similar digital editing hardware and software products based on standard computer platforms, including Amtel, Data Translation, Discreet Logic, D/VISION, Fast America, ImMix (a subsidiary of Scitex America), Lightworks USA (a subsidiary of Tektronix), Quantel (a subsidiary of Carlton Communications PLC) and Softimage (a subsidiary of Microsoft). The Company also competes with larger vendors, such as Sony, Matsushita and Tektronix, that generally have offered analog-based products. The Company expects that competition from these vendors will increase to the extent that such vendors develop and introduce digital media products, as well as new versions of their analog products. For example, Sony has announced the development of a digital nonlinear editing product that is expected to compete with the Company's Media Composer and NewsCutter systems. In the broadcast news market, the Company competes primarily with larger vendors, such as Sony, Matsushita, Dynatech, The Grass Valley Group (a subsidiary of Tektronix) and BTS. The Company expects that competition from these vendors will increase to the extent such vendors develop and introduce digital or new analog-based products. The Company also competes in certain segments of this market with other providers of digital media products, including Data Translation and ImMix. In the music production and post-production markets, the Company competes primarily with traditional analog tape-based system suppliers, including AMS, Fairlight, Fritz Studer, Otari, Sony, Tascam, and Yamaha; digital tape-based system suppliers, including Alesis, Roland Corporation and Tascam and other disk-based digital audio production system suppliers, including Sonic Solutions. In addition, companies such as Creative Technology currently provide low cost (under $500) digital audio playback cards targeted primarily at the personal computer game market. There can be no assurance that these companies will not introduce products that are more directly competitive with the Company's products. The Company may face competition in any or all of these markets in the future from computer manufacturers, such as Digital Equipment, Hewlett-Packard, IBM and SGI, as well as from software vendors, such as Microsoft, Oracle and Sybase. All of these companies have announced their intentions to enter some or all the Company's target markets, including especially the broadcast news market. In addition, certain developers of shrink-wrapped digital media software products, such as Adobe and Macromedia, either offer or have announced video and audio editing products which may compete with certain of the Company's products. Many current and potential competitors of the Company have substantially greater financial, technical and marketing resources than the Company. Competitors may be able to develop products comparable or superior to those of the Company or adapt more quickly than the Company to new technologies or evolving customer requirements. Accordingly, there can be no assurance that the Company will be able to continue to compete effectively in its target markets or that future competition will not adversely affect its business and results of operations.

   Introduction of New Products and Product Transitions. The Company's future success will depend in part upon its ability to enhance its existing products and to develop and introduce new products on a timely basis to meet changing customer requirements and emerging industry standards in the digital media production markets. The Company has announced the introduction of several new products, including the Avid Media Fusion and Avid Media Spectrum systems, which have been designed to operate on computers from SGI, including systems based on SGI's Reality Engine 2 ("RE2") graphics subsystem technology. The Avid Media Fusion and Avid Media Spectrum systems are expected to be generally available for commercial sale during the second quarter of 1996. SGI has recently introduced new systems, based on its Infinite Reality ("IR") graphics subsystem technology, which are designed generally to replace RE2-based systems. Any delay in the completion or introduction of the Avid Media Fusion and Avid Media Spectrum systems, the failure of these products to achieve market acceptance, the delay or deferral of customer purchase decisions, the delay or failure of the Company to modify its products to operate on the IR code base, the cost of any upgrade programs from RE2-based systems to IR-based systems that may be implemented by the Company, or the inability of the Company to secure an adequate supply of RE2-based systems could have a material adverse effect on the Company's business and results of operations. The Avid Media Fusion system has also been designed to run on SGI's Indigo Impact workstations. Certain other digital media tools suppliers have recently publicly reported difficulty in procuring such computers. The inability of the Company to secure an adequate supply of Indigo Impact workstations or related components could have a material adverse effect on the Company's business and results of operations.

  The Company has from time to time developed new products, or upgraded existing products that incorporate advances in enabling technologies such as PCI bus. The Company believes that further advances will occur in bus architectures and other enabling technologies, such as microprocessors, computers, operating systems, storage devices and digital media formats. The Company may be required, based on market demand, to upgrade existing products or develop other products that incorporate these further advances. There can be no assurance that the Company will be successful in developing such products, or that they will gain market acceptance, if developed. Any failure to develop such products in a timely way or to gain market acceptance for them could have a material adverse effect on the Company's business and results of operations.

  The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruptions in customer ordering patterns, avoid excessive levels of older product inventory and ensure that adequate supplies of new products can be delivered to meet customer demand. New product introductions could contribute to quarterly fluctuations in operating results as orders for new products commence and orders for existing products decline.

  Dependence on Key Suppliers. The Company is dependent upon sole source suppliers for certain key components used in its products. Products purchased by the Company from sole source vendors include computers from Apple and SGI; a video processor board manufactured by Truevision; video compression chips manufactured by C-Cube Microsystems; a small computer systems interface ("SCSI") accelerator board from ATTO Technology; a 3D digital video effects board from Pinnacle Systems, certain storage devices from Ciprico, Inc. and an application specific integrated circuit ("ASIC") from AMI. The Company purchases these sole source components pursuant to purchase orders placed from time to time. The Company generally does not carry significant inventories of these sole source components and it has no guaranteed supply arrangements. These purchasing arrangements can result in delays in obtaining products from time to time. No assurance can be given that sole source suppliers will devote the resources necessary to support the enhancement or continued availability of such components or that any such supplier will not encounter financial difficulties. While Avid has obtained certain manufacturing rights from Truevision, there can be no assurance that such manufacturing rights would enable the Company to obtain an alternative source of supply if Truevision were unable for any reason to satisfy the Company's requirements for video processor boards. While the Company believes that alternative sources of supply for its sole source components could be developed, its business and results of operations could be materially adversely affected if it were to encounter an extended interruption in its sources of supply.

  Risks Associated with International Operations. International sales have represented a significant portion of the Company's sales. The international business and financial performance of the Company may be affected by fluctuations in foreign exchange rates, difficulties in managing accounts receivable, tariff regulations and difficulties in obtaining export licenses. A substantial majority of the Company's international sales are made by its subsidiaries in local currencies, principally British Pounds, German Marks, Japanese Yen, Italian Lire and French Francs. However, sales of products by the Company's manufacturing facilities to its international subsidiaries are generally denominated in U.S. Dollars. The matching of local currency accounts receivable and U.S. Dollar intercompany accounts payable could expose the Company to risks of currency fluctuations. The Company seeks to reduce the effects of such foreign currency fluctuations upon its financial results by engaging in hedging transactions. Specifically, the Company typically sells forward the local currency equivalent of the expected intercompany payables of its international subsidiaries, and then covers the forward contract at maturity with an offsetting purchase of the local currency. The forward exchange contracts generally have maturities of one month. While the Company seeks through these hedging transactions to reduce the risk of foreign currency fluctuations, unfavorable changes in applicable exchange rates or unexpected changes in intercompany payables could adversely affect the Company's results of operations.

  Acquisitions. Acquisitions of complementary businesses are an active part of the Company's overall strategy. The Company has consummated six acquisitions of other businesses since January 1993, five of which occurred between October 1994 and March 1995. The Company continually evaluates potential acquisition and investment opportunities. There can be no assurance that acquired products, technologies and businesses will be effectively assimilated into the Company's business or product offerings or that the Company will be able to retain key employees of acquired companies. In addition, the Company may incur significant expenses to complete any such acquisitions and investments and to support the acquired products, technologies or businesses. Acquisitions will require the dedication of certain management resources, which may temporarily divert efforts from the day-to-day business of the Company. There can be no assurance that any acquired products, technologies or businesses will contribute to the Company's revenues or earnings to any material extent.

  Dependence on Proprietary Technology. The success of the Company is heavily dependent upon its proprietary technology. The Company relies on a combination of trade secret, patent, contract, copyright and trademark law to establish and protect its proprietary rights in its products and technology. Although the Company believes that its products and their use do not infringe on the proprietary rights of third parties, it has from time to time received, and may receive in the future, communications from third parties asserting that the Company's products infringe, or may infringe, on the proprietary rights of third parties. There can be no assurance that any such claims will not result in protracted and costly litigation or require the Company to obtain a license to intellectual property rights of third parties, which license may not be available on favorable terms, if at all. Also, the Company may seek to institute legal proceedings against third parties to protect its own patent or other intellectual property rights, and any such proceedings could result in substantial cost and diversion of effort by the Company.

  Stock Price Volatility. The trading price of the Company's Common Stock may be subject to fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the digital media industry and other events or factors. For example, shares of the Company's Common Stock sold for as high as $49.25 in November 1995 and as low as $16.25 in December 1995. In addition, the stock market in general, and the shares of technology companies in particular, have experienced extreme price fluctuations in recent years. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

  Class Action Lawsuits. In December of 1995, six purported shareholder class action complaints were filed naming the Company and certain of its officers and directors as defendants. Principal allegations contained in the complaints included claims that the defendants violated federal securities laws and state common law by allegedly making false and misleading statements that were not true when made and by allegedly failing to disclose material information that was required to be disclosed, purportedly causing the value of the Company's stock to be artificially inflated. The lawsuits were brought on behalf of all persons who bought the Company's stock at various times between the summer of 1995 and December 20, 1995, including persons who bought the Company's stock pursuant to its September 21, 1995 public offering. The plaintiffs have indicated that they intend to file, but have not yet filed, an amended complaint consolidating the actions. The original complaints seek unspecified damages for the decline of the value of the Company's stock during the putative class period. Although the Company believes that it and the other defendants have meritorious defenses to the allegations made by the plaintiffs and intends to contest these lawsuits vigorously, an adverse resolution of this litigation could have a material adverse effect on the Company's consolidated financial position or results of operation in the period in which the litigation is resolved.

                                  THE COMPANY

  Avid develops, markets, sells and supports a wide range of disk-based systems for capturing, creating, manipulating and distributing digital media. Avid's digital, nonlinear video and film editing systems are designed to improve the productivity of video and film editors by enabling them to edit moving pictures and sound in a faster, easier, more creative and more cost-effective manner than traditional analog tape-based systems. Avid also develops and sells digital media recording, editing and playback systems and newsroom automation systems for the television broadcast news and commercial insertion markets and digital audio systems for the music and audio production and post-production markets. Avid's products are used worldwide in media production and post-production facilities; film studios; network and affiliate, independent and cable television stations; recording studios; advertising agencies; government and educational institutions; and corporate video departments.

  The Company's executive offices are located at Metropolitan Technology Park, One Park West, Tewksbury, Massachusetts 01876 (telephone: (508) 640-6789). The Company was organized in September 1987. As used in this Prospectus, the terms the "Company" and "Avid" refer to Avid Technology, Inc., a Delaware corporation, and its subsidiaries.

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                  THE MERGERS

  In March 1995, Avid acquired through merger Elastic Reality, Inc. ("Elastic Reality"), and Parallax Graphics Software Limited and 3 Space Software Limited (together, "Parallax"). Elastic Reality develops and markets digital image manipulation software and Parallax develops and markets paint and compositing software, in each case primarily for feature film and television commercial production and post-production markets.

  Pursuant to an Agreement and Plan of Merger dated March 29, 1995 (the "Elastic Reality Merger Agreement") by and among the Company, ERTE Acquisition Corporation, Elastic Reality and Perry Kivolowitz and Daniel Esenther, the stockholders of Elastic Reality, effective March 29, 1995, ERTE Acquisition Corporation was merged with and into Elastic Reality. As a result of the merger, Elastic Reality became a wholly owned subsidiary of Avid. In the merger, former stockholders of Elastic Reality received a total of 217,717 shares of Avid Common Stock, 108,000 of which were registered for resale pursuant to a registration statement filed with the Commission in June 1995.

  Pursuant to a Share Purchase Agreement dated March 29, 1995 (the "Parallax Merger Agreement") by and among the Company and the stockholders of Parallax, the Company acquired all of the issued and outstanding shares of Parallax. As a result of the acquisition, Parallax became a wholly owned subsidiary of Avid. In the acquisition, former stockholders of Parallax received a total of 1,305,358 shares of Avid Common Stock, 326,340 of which were registered for resale pursuant to a registration statement filed with the Commission in June 1995.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.01 par value per share. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

STOCKHOLDER RIGHTS PLAN

  The Company adopted a Stockholder Rights Plan on February 29, 1996 (the "Rights Plan"). Pursuant to the Rights Plan, each share of Common Stock has an associated right (a "Right"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock (the "Series A Stock"), at a purchase price of $115 in cash per Unit, subject to adjustment (the "Purchase Price").

  Until the Distribution Date (or earlier redemption or expiration of the Rights), which will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding shares of Common Stock, the Rights will be attached to all Common Stock certificates and will be transferred with and only with the Common Stock. The Rights are not exercisable until the Distribution Date. After the Distribution Date, separate certificates representing the Rights will be mailed to holders of record on the Distribution Date. Until a Right is exercised, the holder thereof has no rights with respect thereto as a stockholder of the Company.

  In certain circumstances specified in the Rights Plan, including certain circumstances occurring after any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person, will thereafter have the right to receive upon exercise, in lieu of a number of one-thousandths of a share of Series A Stock, shares of Common Stock of Avid having a market value of two times the Purchase Price and in the event that the Company is acquired in a business combination transaction or 50% or more of its assets are sold, each holder of a Right will thereafter have the right to receive, upon exercise, that number of shares of Common Stock of the acquiring company which at the time of the transaction would have a market value of two times the Purchase Price.

  The Rights have certain anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in the Company on terms not approved by the Board of Directors. The Board of Directors of the Company may in certain circumstances redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment. The Rights, if not earlier redeemed, will expire on February 28, 2006.

PREFERRED STOCK

  The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. In connection with the adoption of the Rights Plan, the Board of Directors authorized the issuance of up to 500,000 shares of Series A Stock. Each share of Series A Stock when, and if, issued would entitle the holder thereof to a minimum preferential quarterly dividend payment of $10 per share and would entitle the holder to an aggregate of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders thereof would be entitled to a minimum preferential liquidation payment of $1,000 per share and an aggregate payment of 1,000 times the payment made per share of Common Stock. In the event of a merger, consolidation or other transaction in which Common Stock is exchanged, each share of Series A Stock would be entitled to receive 1,000 times the amount received per share of Common Stock.

  The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAWS PROVISIONS

  The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware ("Delaware Law"). In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within the prior three years did own) 15% or more of the corporation's voting stock.

  The Company has included in its Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provisions to eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Law and to indemnify its directors and officers to the fullest extent permitted by
Section 102(b)(7) of Delaware Law.

  The Company's Certificate of Incorporation and Amended and Restated By-laws (the "By-laws") provide that any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company, especially since special meetings of stockholders may be called only by the Chairman of the Board of Directors or President of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent. In addition, the By-laws provide for the division of the Board of Directors into three classes as nearly in size as possible with staggered three-year terms. This classification could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company.

  Delaware Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's By-laws, unless a corporation's By-laws require a greater percentage. The Company's By-laws require the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company to amend or repeal the requirement that stockholders may not take action by written consent in lieu of a meeting. Such 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required by the Board of Directors pursuant to the terms of any Preferred Stock that might be outstanding at the time any such changes are submitted to stockholders.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is The First National Bank of Boston.

                             SELLING STOCKHOLDERS

  The Selling Stockholders are former stockholders of Elastic Reality and Parallax. The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholders in connection with the acquisition of such companies by Avid. See "The Mergers."

  The following table sets forth the name and the number of shares of Common Stock beneficially owned by each Selling Stockholder as of March 15, 1996, the number of the shares to be offered by each Selling Stockholder pursuant to this Prospectus and the number of shares to be beneficially owned by each Selling Stockholder if all of the shares offered hereby by such Selling Stockholder are sold as described herein. Except as noted below, the Selling Stockholders have not held any position or office with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates (other than as stockholders of Elastic Reality or Parallax prior to the acquisitions thereof and as stockholders of Avid subsequent to the acquisitions of such companies).

                                SHARES OF                            SHARES OF
                              COMMON STOCK                         COMMON STOCK
                           BENEFICIALLY OWNED                   BENEFICIALLY OWNED
                            PRIOR TO OFFERING     NUMBER OF       AFTER OFFERING
                          ---------------------   SHARES OF    ---------------------
NAME OF SELLING                   PERCENTAGE OF  COMMON STOCK          PERCENTAGE OF
STOCKHOLDER               NUMBER  COMMON STOCK  OFFERED HEREBY NUMBER  COMMON STOCK
- ---------------           ------- ------------- -------------- ------- -------------
Gareth H. Griffith(1)...  685,315      3.3%        456,877     228,438     1.17%
J. Martin Poole(2)......  116,953        *          76,690      40,263        *
Nigel G. Hall(2)........   66,085        *          44,057      22,028        *
Andrew H. Ballingall(3).   32,423        *          21,212      11,211        *
Dominic H. Jackson(3)...   32,423        *          21,212      11,211        *
Christopher Steele(2)...   34,423        *          21,212      13,211        *
D. F. Mark Burton(2)....   17,143        *          17,143           0        *
Perry S. Kivolowitz(4)..   68,859        *          29,300      39,559        *
Daniel G. Esenther(5)...   64,858        *          29,300      35,558        *

- --------
  * Less than 1%
 (1) Mr. Griffith served as Managing Director of Parallax and is currently an employee of the Company.
 (2) Served as an employee and a director of Parallax and is currently an employee of the Company.
 (3) Served as an employee of Parallax and is currently an employee of the Company.
 (4) Mr. Kivolowitz served as President and a director of Elastic Reality. He is currently an employee of the Company.
 (5) Mr. Esenther served as Vice President and director of Elastic Reality. He is currently an employee of the Company.

                             PLAN OF DISTRIBUTION

  Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by the Selling Stockholders that they have not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Merger Agreements provide that the Company will indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

  In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. None of the shares covered by this Prospectus presently qualify for sale pursuant to Rule 144.

  The Company has advised the Selling Stockholders that during such time as they may be engaged in a distribution of Common Stock included herein they are required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that they may not engage in any stabilization activity in connection with Avid securities, are required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any Avid securities except as permitted under the Exchange Act. The Selling Stockholders have agreed to inform the Company when the distribution of the shares is completed.

  Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

  This offering will terminate on the earlier of (a) 12 months after the effective date of this Prospectus or (b) the date on which all shares offered hereby have been sold by the Selling Stockholders.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

  The consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus and elsewhere in this registration statement, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. In its report, Coopers & Lybrand L.L.P. states that with respect to the consolidated financial statements and related schedules of Digidesign, Inc. for the year ended March 31, 1994, its opinion is based on the report of other independent auditors, namely Ernst & Young LLP.

  The consolidated financial statements and schedules of Digidesign, Inc. for the year ended March 31, 1994 referred to in both of the Avid Technology, Inc.'s Current Reports on Form 8-K, dated January 6, 1995 and June 14, 1995, were audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein and incorporated by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance on such report given on their authority as experts in accounting and auditing.

                                      LOGO

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

 Nature of Expense

      SEC Registration Fee............................................. $ 5,177
      Legal (including Blue Sky) and Accounting Fees and Expenses......  20,000
      Miscellaneous....................................................   4,823
                                                                        -------
        TOTAL.......................................................... $30,000
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

  Article SIXTH of the Registrant's Third Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

  Article ELEVENTH of the Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought, or threatened to be brought, against him by virtue of his position as, or his agreement to become, a director or officer of the Registrant or by virtue of his serving, or agreeing to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with a corporation, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and
(b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection with any action by or in the right of the Registrant brought, or threatened to be brought, against him by virtue of his position as, or his agreement to become, a director or officer of the Registrant or by virtue of his serving, or agreeing to serve, at the request of the Registrant, as a director, officer, or trustee of, or in a similar capacity with a corporation, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any such matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice or the settlement of an action without admission of liability, he is required to be indemnified by the Registrant against all expenses

(including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

  Indemnification is required to be made unless the Board of Directors of the Registrant or independent legal counsel determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Board of Directors or independent legal counsel (who may be regular legal counsel to the Registrant) that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

  Article ELEVENTH of the Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers, the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

  The Company has a Directors and Officers liability policy that insures the Company's officers and directors against certain liabilities.

ITEM 16. EXHIBITS.

  See Exhibit Index included immediately preceding the Exhibits to this Registration Statement, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TEWKSBURY, COMMONWEALTH OF MASSACHUSETTS ON THE 21ST DAY OF MAY, 1996.

                                          Avid Technology, Inc.

                                             /S/ William J. Miller
                                          By: _________________________________

                                             WILLIAM J. MILLER, CHAIRMAN OF
                                             THE BOARD OF DIRECTORS AND CHIEF
                                             EXECUTIVE OFFICER

             SIGNATURE                       TITLE                  DATE

     /S/ William J. Miller           Chairman of the        May 21, 1996
____________________________________   Board and Chief
                                       Executive Officer
       WILLIAM J. MILLER               (Principal
                                       Executive Officer)

                                      Vice President and
     /s/ Jonathan H. Cook*             Chief Financial       May 21, 1996
____________________________________   Officer (Principal
          JONATHAN H. COOK             Financial and
                                       Accounting Officer)

    /s/ William S. Kaiser*            Director               May 21, 1996
____________________________________
         WILLIAM S. KAISER

    /s/ William E. Foster*            Director               May 21, 1996
____________________________________
         WILLIAM E. FOSTER

     /s/ Peter C. Gotcher*            Director               May 21, 1996
____________________________________
          PETER C. GOTCHER

    /s/ Robert M. Halperin*           Director               May 21, 1996
____________________________________
         ROBERT M. HALPERIN

      /s/ Paul A. Maeder*             Director               May 21, 1996
____________________________________
           PAUL A. MAEDER

      /s/ Curt A. Rawley*             Vice-Chairman of       May 21, 1996
____________________________________   the Board
           CURT A. RAWLEY

    /s/ William J. Warner*            Director               May 21, 1996
____________________________________
         WILLIAM J. WARNER

     /s/ Frederic G. Hammond
*By: __________________________
      FREDERIC G. HAMMOND
       ATTORNEY-IN-FACT

 EXHIBIT                      DESCRIPTION OF EXHIBIT                        PAGE
 -------                      ----------------------                        ----
   3.1   --Certificate of Amendment of the Third Amended and Restated
           Certificate of Incorporation of the Company (incorporated by reference to the Company's Quarterly Report on Form 10Q as filed with the Commission on May 15, 1995, File No. 0-21174)...
   3.2   --Third Amended and Restated Certificate of Incorporation of the
           Company (incorporated by reference to the Company's
           Registration Statement on Form S-8 as filed with the Commission on June 9, 1995, File No. 33-64126.............................
   3.3   --Amended and Restated By-laws of the Company (incorporated by reference from the Company's Registration Statement on Form S-1
           (File No. 33-57796) as declared effective by the Commission on
           March 11, 1993)................................................
   3.4   --Certificate of Designations establishing Series A Junior
           Participating Preferred Stock (the "Certificate of
           Designations") (incorporated by reference to the Company's
           Annual Report on Form 10-K as filed with the Commission on
           April 1, 1996, File No. 0-21174)...............................
   3.5   --Certificate of Correction to Certificate of Designations
           (incorporated by reference to the Company's Annual Report on
           Form 10-K as filed with the Commission on April 1, 1996, File
           No. 0-21174)...................................................
   4.1   --Rights Agreement by and between the Company and The First
           National Bank of Boston, as Rights Agent, dated February 29,
           1996 (incorporated by reference to the Company's Current Report on Form 8-K as filed with the Commission on March 8, 1996, File
           No. 0-21174)...................................................
  *5.1   --Opinion of Hale and Dorr.......................................
  23.1   --Consent of Coopers & Lybrand L.L.P. ...........................
  23.2   --Consent of Ernst & Young LLP...................................
  23.3   --Consent of Hale and Dorr (included in Exhibit 5.1).............
 *24.1   --Power of Attorney..............................................

- --------

* Previously filed.

                                 EXHIBIT INDEX

 EXHIBIT                      DESCRIPTION OF EXHIBIT                        PAGE
 -------                      ----------------------                        ----
   3.1   --Certificate of Amendment of the Third Amended and Restated
           Certificate of Incorporation of the Company (incorporated by reference to the Company's Quarterly Report on Form 10Q as filed with the Commission on May 15, 1995, File No. 0-21174)...
   3.2   --Third Amended and Restated Certificate of Incorporation of the
           Company (incorporated by reference to the Company's
           Registration Statement on Form S-8 as filed with the Commission on June 9, 1995, File No. 33-64126.............................
   3.3   --Amended and Restated By-laws of the Company (incorporated by reference from the Company's Registration Statement on Form S-1
           (File No. 33-57796) as declared effective by the Commission on
           March 11, 1993)................................................
   3.4   --Certificate of Designations establishing Series A Junior
           Participating Preferred Stock (the "Certificate of
           Designations") (incorporated by reference to the Company's
           Annual Report on Form 10-K as filed with the Commission on
           April 1, 1996, File No. 0-21174)...............................
   3.5   --Certificate of Correction to Certificate of Designations
           (incorporated by reference to the Company's Annual Report on
           Form 10-K as filed with the Commission on April 1, 1996, File
           No. 0-21174)...................................................
   4.1   --Rights Agreement by and between the Company and The First
           National Bank of Boston, as Rights Agent, dated February 29,
           1996 (incorporated by reference to the Company's Current Report on Form 8-K as filed with the Commission on March 8, 1996, File
           No. 0-21174)...................................................
  *5.1   --Opinion of Hale and Dorr.......................................
  23.1   --Consent of Coopers & Lybrand L.L.P. ...........................
  23.2   --Consent of Ernst & Young LLP...................................
  23.3   --Consent of Hale and Dorr (included in Exhibit 5.1).............
 *24.1   --Power of Attorney..............................................

- --------

* Previously filed.